Exhibit 10.1

AVEDRO, INC.

November 15, 2019

[    ]

Re:	Amendment of Certain Stock Options

Dear [    ]:

As you know, Avedro, Inc. (“Avedro”) has entered into an Agreement and Plan of Merger with Glaukos Corporation (“Glaukos”) and certain other parties, dated August 7, 2019 (the “Merger Agreement”), pursuant to which Avedro will merge with a subsidiary of Glaukos (the “Merger”), with Avedro continuing as a subsidiary of Glaukos following the Merger. In connection with the Merger, outstanding equity awards granted by Avedro will be assumed by Glaukos, with the number of shares subject to each outstanding Avedro option, and the exercise price of each outstanding Avedro option, to be adjusted as provided in the Merger Agreement.

You currently hold a total of [    ] non-qualified stock options that were previously granted to you by Avedro. [    ] of these non-qualified Avedro options are referred to as the “Amended Options.” The number of shares subject to the Amended Options, and the exercise price of the Amended Options, has been presented in the chart below as of both pre- and post-closing of the Merger.

Amended Options

Date of Grant	Pre-Closing: Number of Shares of Avedro’s Common Stock Subject to Amended Options	Post-Closing: Number of Shares of Glaukos’ Common Stock Subject to Amended Options	Pre-Closing: Exercise Price	Post- Closing: Exercise Price
[ ]	[ ]	[ ]	[ ]	[ ]

[The remaining [    ] non-qualified stock options that were previously granted to you by Avedro are referred to as the “Remaining NQOs.” The number of shares subject to the Remaining NQOs, and the exercise price of the Remaining NQOs, has been presented in the chart below as of both pre- and post-closing of the Merger.

Remaining NQOs

Date of Grant	Pre-Closing: Number of Shares of Avedro’s Common Stock Subject to Remaining NQOs	Post-Closing: Number of Shares of Glaukos’ Common Stock Subject to Remaining NQOs	Pre-Closing: Exercise Price	Post- Closing: Exercise Price
[ ]	[ ]	[ ]	[ ]	[ ]]

Note that the incentive stock options that were previously granted to you by Avedro are not included in the charts above and are not subject to this letter agreement.

The terms and conditions of the Amended Options [and Remaining NQOs] were set forth in Option Grant Notices and the Option Agreements attached thereto (collectively, the “Option Agreements”), and the Amended Options [and Remaining NQOs] were granted under and subject to Avedro’s 2012 Equity Incentive Plan (the “Plan”). Subject to and effective upon the closing of the Merger, this letter agreement amends the Amended Options[, Remaining NQOs] and the Option Agreements as set forth below.

Capitalized terms not explicitly defined in this letter agreement but defined in Plan or the Option Agreements will have the same definitions as in the Plan or the Option Agreements.

(a)

Your Amended Options will be settled upon exercise in cash instead of shares of Glaukos’ stock. In connection with the exercise of an Amended Option, you will not be required to pay the exercise price of the option and you will receive a cash payment equal to the product of (i) the number of Amended Options being exercised and (ii) the positive difference (if any) between (a) the Fair Market Value (as determined under the Plan) of a share of Glaukos’ common stock on the date of exercise and (b) the exercise price of the Amended Option being exercised, less applicable deductions and withholdings.

(b)

The term of your Amended Options (i.e., the period that you have to exercise any Amended Options that have vested) will continue until the earlier of (a) June 30, 2020 (which date is earlier than the Expiration Date of the Amended Options as set forth in the Grant Notice) and (b) the date of any termination of the Amended Options pursuant to section 9(c)(vi) of the Plan in connection with a future change in control event of Glaukos in connection with which the Amended Options are to be terminated. Any Amended Options that remain outstanding and unvested as of December 31, 2019 will become fully vested and exercisable as of December 31, 2019. For clarity, you may exercise all or a portion of your Amended Options even while Glaukos is in a stock trading blackout period that applies to you and such an exercise will not violate Glaukos’ insider trading policy.

(c)

[In the event of a termination of your Continuous Service for any reason other than Cause, the term of your Remaining NQOs (i.e., the period that you have to exercise any Remaining NQOs that have vested) will continue until the earlier of (a) the later of (i) three years after the termination of your Continuous Service for any reason other than Cause, and (ii) the date the Remaining NQOs would otherwise expire following a termination of your Continuous Service in accordance with the existing terms of your Option Agreements, (b) the Expiration Date of the Remaining NQOs as set forth in the Grant Notice, or (c) the date of any termination of the Remaining NQOs pursuant to section 9(c)(vi) of the Plan in connection with a future change in control event of Glaukos in connection with which the Remaining NQOs are to be terminated.]

Except as expressly set forth above or in the Merger Agreement, the other terms and conditions of the Amended Options[ and Remaining NQOs], as set forth in the Option Agreements and the Plan, continue to apply, including, without limitation, the vesting schedule and any acceleration of vesting provisions applicable to the Amended Options [and Remaining NQOs]. In addition to the foregoing amendments to the Amended Options [and Remaining NQOs], Avedro and Glaukos have agreed to the following:

(d)

In the event that within three business days following any exercise of all or a portion of the Amended Options (or if your date of exercise falls within a Glaukos stock trading blackout period that applies to you, three business days following the end of the stock trading blackout period (or three business days after you are no longer subject to the stock trading blackout period, if earlier)), you purchase Glaukos stock, Glaukos shall make a payment (the “Equal Value Payment”) to you in the 2020 calendar year, with respect to the exercise of Amended Options, equal to: (a) the number of shares of Glaukos stock purchased (the “Purchased Shares”) multiplied by the positive difference (if any) between the weighted average purchase price of the Purchased Shares and the closing price of Glaukos stock on the date of exercise plus (b) any broker fees or other costs related to the purchase of Glaukos stock. In addition, the Company will make an additional payment to you in the 2020 calendar year with respect to the exercise of Amended Options, such that after the payment of all federal, state and local income and employment taxes on the sum of the Equal Value Payment and such additional amount, you retain an amount equal to the Equal Value Payment, in each case, calculated assuming the maximum applicable tax rate applies to you. In order to be eligible to receive the Equal Value

Payment and the additional payment referred to in the preceding sentence, you must (1) hold and not transfer (other than for estate planning purposes) the Purchased Shares for at least three months after the date of purchase and (2) use reasonable efforts to minimize the amount of broker fees and other costs related to the purchase of Glaukos stock. You hereby agree that you shall be required to pay back to Glaukos the full amount of the Equal Value Payment and the additional payment referred to in this section if you do not satisfy either of these two requirements specified in the preceding sentence. For clarity, if your date of exercise does not fall within a Glaukos stock trading blackout period that applies to you, Glaukos shall give you preclearance to purchase Glaukos stock in the event you are subject to such preclearance requirement.

(e)

In the event payments made or to be made to you in connection with the Merger pursuant to your employment agreement with Avedro or otherwise constitute parachute payments (within the meaning under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) and become subject to an excise tax under Section 4999 of the Code (provided that in no event shall there be any cut back of such payments) (such excise tax is hereinafter referred to as the “Excise Tax”), Glaukos shall pay an additional payment (the “Gross-Up Payment”) to you in an amount that shall fund the payment by you of any Excise Tax as well as all federal, state or local income and employment taxes imposed on the Gross-Up Payment, any excise tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. Any Gross-Up Payment to which you become entitled hereunder shall be promptly paid by the Company to you but in no event later than the last day of your taxable year following the year in which the taxes to which such Gross-Up Payment relates is remitted to the appropriate taxing authorities. All determinations required to be made under this letter agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers, LLP (the “Consulting Firm”). All fees and expenses of the Consulting Firm shall be borne solely by Glaukos. Any determination by the Consulting Firm shall be binding upon you, Avedro and Glaukos. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by Glaukos should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event you are required by the taxing authority to make a payment of any Excise Tax as the result of an Underpayment, the Consulting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Glaukos to you but in no event later than the last day of your taxable year following the year in which such Underpayment is remitted to the appropriate taxing authorities.

No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board of Directors of Avedro (or Glaukos following the Merger). This letter agreement shall be binding on any successor to Avedro or Glaukos. This letter agreement constitutes the entire understanding of the parties hereto with respect to the specific matters set forth herein and supersedes all prior arrangements and understandings regarding the same. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect.

If for any reason the Merger does not close, this letter agreement will be null and void.

[Signature Page to Follow]

To indicate your agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to Robert Davis no later than November 15, 2019.

AVEDRO, INC.

Name:
Title:

GLAUKOS CORPORATION

Name:
Title:

Acknowledged and Agreed:

By:
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